EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Singlepoint, Inc. (the “Company”) on Form S-1 Amendment No. 1 of our report dated March 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Singlepoint, Inc. as of December 31, 2019 and 2018 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

July 27, 2020